Exhibit 99.5

The share exchange described in this press release involves securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

Note: This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

September 30, 2026

Company name:	TSUKISHIMA HOLDINGS CO., LTD.

Name of representative:	Jun Kawasaki, President Representative Director
(Securities code: 6332; TSE Prime Market)

Inquiries:	Mitsumasa Sato, Senior General Manager of Treasury Dept
(Telephone: +81-3-5560-6521)

Notice Concerning Determination of Matters Related to Repurchase of Treasury Shares

(Share Repurchase Under the Provisions of the Articles of Incorporation Pursuant to Article 459, Paragraph (1) of the Companies Act)

TSUKISHIMA HOLDINGS CO., LTD. (the “Company”) hereby announces that it has resolved, at a meeting of the Board of Directors held on September 30, 2026, the matters concerning the repurchase of treasury shares pursuant to the provisions of Article 459, paragraph (1) of the Companies Act and the provisions of Article 38 of the Company’s Articles of Incorporation. The details are described below.

1.	Reason for repurchasing shares

As stated in the “Action to Implement Management that is Conscious of Cost of Capital and Stock Price” disclosed on May 12, 2026, the Company is committed to enhancing corporate value by pursuing growth investments and enhancing shareholder returns based on its capital allocation. In accordance with this policy, the Company has decided to repurchase its own shares with the aim of improving capital efficiency and enhancing shareholder value.

Furthermore, all shares to be repurchased by the Company will be cancelled immediately prior to Mitsubishi Kakoki Kaisha, Ltd. acquiring all outstanding shares of the Company through the share exchange between the Company and Mitsubishi Kakoki Kaisha, Ltd. described in “Notice Concerning the Conclusion of Business Integration Agreement and Share Exchange Agreement in Respect of the Business Integration of TSUKISHIMA HOLDINGS CO., LTD. and Mitsubishi Kakoki Kaisha, Ltd., the Transition to a Holding Company Structure through an Absorption-Type Company Split of Mitsubishi Kakoki Kaisha, Ltd., the Change of Trade Name, Other Partial Amendments to the Articles of Incorporation, and the Change in Representative Director” disclosed today.

2.	Details of matters related to repurchasing shares

(1) Class of shares to be repurchased:	Common shares of the Company

(2) Total number of shares to be repurchased:	1,000,000 shares (maximum) (2.5% of total number of issued shares (excluding treasury shares))

(3) Total value of shares to be repurchased:	3,000,000,000 yen (maximum)

(4) Repurchase period:	From October 5, 2026 (Monday) to March 19, 2027 (Friday)

(5) Repurchase method:	Market purchases on the Tokyo Stock Exchange under a discretionary transaction contract

(Note)	There is a possibility that some or all of the repurchases may not be carried out due to market conditions and other factors.

(Reference) Holding status of treasury shares as of August 31, 2026

Total number of issued shares	40,125,800 shares

Number of treasury shares	524,577 shares